Exhibit 99.1

Polypore International, Inc. The Gibson Building 11430 North Community House Road Suite 350 Charlotte, NC 28277 Tel: (704) 587-8409 Fax: (704) 587-8752 www.polypore.net

Polypore Reports Strong Fourth Quarter 2009 Operating Results

•                  Achieves quarterly revenue of $152.0 million.

•                  Adjusted EBITDA increases to $46.7 million and Adjusted EPS increases to $0.36.

•                  Fourth quarter includes charges for non-cash goodwill impairment and the previously disclosed North American restructuring.

CHARLOTTE, NC — February 24, 2010 — Polypore International, Inc. (NYSE: PPO) today reported its financial results for the fourth quarter ended January 2, 2010.

•                  Sales were $152.0 million, an increase of $6.4 million, or 4%, compared with the prior-year period. Excluding the positive impact of the euro to dollar exchange rate, sales decreased 1%.

•                  Adjusted Operating Income was $32.2 million compared with $26.9 million in the prior-year period. Operating loss was $120.1 million, due primarily to the charges for non-cash goodwill impairment and the previously disclosed North American restructuring, compared with an operating loss of $34.6 million in the prior-year period.  A table showing the reconciliation of Adjusted Operating Income to U.S. GAAP amounts is included in this release.

•                  Adjusted Net Income and Adjusted EPS were $16.2 million and $0.36 per diluted share compared with $9.9 million and $0.22 per diluted share in the prior-year period.  Loss from continuing operations was $131.0 million or $2.95 per diluted share compared with a loss from continuing operations in the prior year of $44.4 million or $1.00 per diluted share.  A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to U.S. GAAP amounts is included in this release.

Robert B. Toth, President and Chief Executive Officer, said, “We are pleased with the outcome of the quarter. Operating results were strong and we continued to make progress with our

Q409 Earnings Release — Confidential Draft v7 02.18.10

strategic investments in Electric Drive Vehicle (“EDV”) applications and growth initiatives in Asia. Our business demonstrated its resiliency during a difficult economic environment in 2009, and our employees responded to the challenges by managing costs, generating cash and executing on our strategic priorities to drive growth.”

For the year ended January 2, 2010:

•                  Sales were $516.9 million, down 15% from $610.5 million in 2008.

•                  Adjusted Operating Income was $99.1 million compared with $116.0 million in the prior year.  Operating loss was $57.4 million compared with operating income of $47.5 million in the prior-year period.

•                  Adjusted Net Income and Adjusted EPS were $32.7 million and $0.72 per diluted share compared with $41.3 million and $0.96 per diluted share in the prior-year period.  Loss from continuing operations was $117.3 million or $2.64 per diluted share compared with a loss from continuing operations in the prior year of $17.6 million or $0.41 per diluted share.

Adjusted EBITDA

Adjusted EBITDA was $46.7 million in the fourth quarter of 2009 compared with $41.9 million in the fourth quarter of 2008. Adjusted EBITDA for the twelve months ended January 2, 2010 was $152.9 million.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined in Polypore’s senior secured credit facility, is reconciled to net income as noted in the attached table.

Lead-Acid Battery Separator Business — Fourth Quarter Charges

As previously disclosed, the Company implemented a restructuring plan in its lead-acid battery separator business.  The restructuring plan includes idling capacity and reducing headcount at the Company’s manufacturing facility in Owensboro, Kentucky.  The total cost of the plan is expected to be $26.2 million, including $6.3 million for severance and other exit costs and a non-cash impairment charge of $19.9 million.  The Company began implementing the plan in the fourth quarter and recorded a restructuring charge of $20.1 million, consisting primarily of the non-cash impairment charge for machinery and equipment.  The remaining cash restructuring costs of $6.1 million will be recognized and paid over the next three years.

The Company has completed its annual goodwill impairment assessment and determined that the carrying value of the lead-acid reporting unit’s goodwill exceeded its implied fair value. As a result, the Company recorded a non-cash impairment charge to goodwill of $131.5 million in the fourth quarter.

Energy Storage

In the quarter, sales for the Energy Storage segment were $111.4 million, an increase of $2.6 million, or 2%, compared with the prior-year period (down 2% net of the positive impact of the euro to dollar exchange rate).

•                  Sales of lead-acid battery separators were $86.5 million, an increase of $2.9 million, or 4%. Fourth quarter sales included the anticipated advance purchases from a customer and the positive impact of the euro to dollar exchange rate.  As previously disclosed, it was expected that advance orders placed in the second half of 2009 for 2010 usage and demand would be approximately $9.0 million.  The Company estimates that advance purchase orders slightly exceeded that amount.

•                  Lithium battery separator sales were $24.9 million, which is comparable to the prior-year period.

•                  Segment operating income was $26.1 million and 23% of sales compared with $20.1 million and 19% of sales for the prior-year period. The operating income margin improvement was primarily related to production efficiencies and cost savings realized throughout the quarter.  A table showing the reconciliation of segment operating income to consolidated results is included in this release.

For the year, segment sales were $367.6 million, a decrease of $82.6 million, or 18%, compared with the prior year (down 17% net of the negative impact of the euro to dollar exchange rate).

•                  Sales of lead-acid battery separators were $281.5 million, a decrease of $66.7 million, or 19%.  The sales decline was due to the loss of business with Johnson Controls, Inc. at the end of 2008, the weak economic environment and the negative impact of the euro to dollar exchange rate.

•                  Lithium battery separator sales were $86.1 million, a decrease of $15.9 million, or 16%.  The sales decline was primarily due to the weak economic environment for consumer electronics purchases.

•                  Segment operating income was $70.2 million compared with $89.7 million in the prior year. The 2009 operating income margin of 19% was similar to 2008, primarily due to production efficiencies and cost saving actions offsetting the impact of the year-on-year revenue decline. A table showing the reconciliation of segment operating income to consolidated results is included in this release.

Separations Media

In the quarter, sales for the Separations Media segment were $40.6 million, up $3.8 million, or 10%, compared with the prior-year period (up 1% net of the positive impact of the euro to dollar exchange rate).

•                  Fourth quarter sales of healthcare products were $27.4 million, an increase of $3.5 million, or 15%, primarily due to continued growth in healthcare and a positive impact from the euro to dollar exchange rate.

•                  Fourth quarter sales of filtration and specialty products were $13.2 million, an increase of $0.3 million, or 2%. The positive impact from the euro to dollar exchange rate offset reduced demand associated with the weak economic environment.

•                  Fourth quarter segment operating income was $6.7 million and 17% of sales compared with $7.0 million and 19% of sales for the prior-year period. The decline in operating income margin was primarily attributable to a lower level of production in the filtration business. A table showing the reconciliation of segment operating income to consolidated results is included in this release.

For the year, segment sales were $149.3 million, a decrease of $11.0 million, or 7%, compared with sales in the prior year (down 3% net of the negative impact of the euro to dollar exchange rate).

•                  Sales of healthcare products were $102.1 million, a decrease of $0.9 million, or 1%, primarily due to the negative impact from the euro to dollar exchange rate offsetting continued growth in healthcare.

•                  Sales of filtration and specialty products were $47.2 million, a decrease of $10.1 million, or 18%.  The decline was the result of the weak economic environment and the negative impact of the euro to dollar exchange rate.

•                  Segment operating income was $31.1 million and 21% of sales compared with $27.3 million and 17% of sales for the same period in the prior year. The improvement in 2009 operating income margin was primarily associated with production efficiencies and cost savings, partially offset by reduced filtration volume.  A table showing the reconciliation of segment operating income to consolidated results is included in this release.

Strategic Growth Initiatives

In the lithium-ion battery separator business, during the first quarter of 2010, the Company initiated a $30 million capacity expansion of its Korean separator facility to serve growth in consumer electronics applications. Additionally, the Company recently initiated a $102 million capacity expansion, $49 million of which will be funded by a Department of Energy grant, aimed at enhancing its position as a market leader in supplying lithium battery separators for EDV applications. This expansion includes the existing Charlotte, North Carolina production facility, as well as a new manufacturing facility in Concord, North Carolina, where construction is expected to begin in the second half of 2010. The EDV-related expansion alone more than doubles Polypore’s existing global capacity for lithium battery separators.

In the lead-acid separator business, during the fourth quarter of 2009, the Company launched an expansion of its operations in Bangalore, India and acquired the remaining minority interest in its Tianjin, China facility. These actions are consistent with the Company’s strategy to enhance its presence in Asia, where sales of lead-acid battery separators grew in excess of 20% in 2009.

Outlook

Toth added: “2010 is an important year for the company. We are transitioning from a period of economic uncertainty to a period of strategic investment that will drive meaningful growth in 2011 and beyond—especially in EDV applications and in high-growth regions such as Asia. For 2010, we anticipate year over year revenue improvement with Adjusted EBITDA and Adjusted EPS comparable to 2009 primarily due to the higher operational costs associated with our strategic growth investments.”

Conference Call

Polypore International, Inc. will hold a conference call to discuss the Company’s fourth quarter financial results and business outlook on Thursday, February 25, 2010 at 9:00 AM Eastern time.  A replay of the conference call will be available through March 2, 2010, via telephone at (303) 590-3030. Enter code 4198862. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s web site at http://investor.polypore.net/.

In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s web site.

Investor Contact:  Polypore Investor Relations — 704-587-8886 or investorrelations@polypore.net.

Non-GAAP Supplemental Information

Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS (earnings per share) are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results.  Adjusted EBITDA is defined in Polypore’s credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, business restructuring costs and other non-cash or non-recurring charges.  In addition, Adjusted EBITDA includes the pro forma impact of acquisitions as if the acquisitions occurred on the first day of the period presented. Polypore defines Adjusted Net Income as income from continuing operations excluding certain items.  Polypore defines Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding.  For more information regarding the computation of Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS, the reconciliation of Adjusted EBITDA to net income, Adjusted Net Income to income from continuing operations and Adjusted EPS to earnings per share, please see the attached financial tables.

Polypore presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance.  Adjusted EBITDA is a measure used in our credit agreement to determine the availability of borrowings under our revolving credit facility.  Polypore’s management also uses Adjusted EBITDA to review and assess its operating performance in connection with employee incentive programs and the preparation of its annual budget and financial projections.  Adjusted Operating Income, Adjusted Net Income and Adjusted EPS exclude amounts that we do not consider part of our ongoing operating results when assessing performance of the Company.  We believe that our non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods.

Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted EPS are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, cash flows from operating activities or other measures of performance determined in accordance with GAAP.  In addition, Polypore’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our large volume customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit facility; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the adverse impact on our financial condition from restructuring activities; the failure to effectively integrate newly acquired operations; the absence of expected returns from the significant amount of intangible assets we have recorded; the adverse impact from legal proceedings on our financial condition; natural disasters, epidemics, terrorist acts and other events beyond our control; and economic uncertainty and the current crisis in global credit and financial markets. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Polypore International, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
Net sales	$152.0	$145.6	$516.9	$610.5
Cost of goods sold	94.1	93.3	321.1	397.2
Business interruption insurance recovery	—	—	—	(2.4)
Gross profit	57.9	52.3	195.8	215.7
Selling, general and administrative expenses	25.9	27.0	100.4	108.3
Business restructuring	20.6	59.9	21.3	59.9
Goodwill impairment	131.5	—	131.5	—
Operating income (loss)	(120.1)	(34.6)	(57.4)	47.5
Other (income) expense:
Interest expense, net	14.1	14.1	57.1	60.7
Foreign currency and other	(2.1)	(1.2)	(0.7)	(2.4)
	12.0	12.9	56.4	58.3
Loss from continuing operations before income taxes	(132.1)	(47.5)	(113.8)	(10.8)
Income taxes	(1.1)	(3.1)	3.5	6.8
Loss from continuing operations	(131.0)	(44.4)	(117.3)	(17.6)
Income from discontinued operations, net of income taxes	—	—	—	2.4
Net loss	$(131.0)	$(44.4)	$(117.3)	$(15.2)

Net income (loss) per share — basic and diluted:
Continuing operations	$(2.95)	$(1.00)	$(2.64)	$(0.41)
Discontinued operations	—	—	—	0.06
Net income	$(2.95)	$(1.00)	$(2.64)	$(0.36)

Weighted average shares outstanding — basic and diluted	44,402,069	44,373,185	44,385,552	42,777,531

Polypore International, Inc.
Condensed Consolidated Balance Sheets
(in millions)

	January 2, 2010
	(unaudited)	January 3, 2009 (a)
Assets:
Cash and equivalents	$115.0	$83.0
Accounts receivable, net	107.1	100.4
Inventories	72.5	70.4
Other	17.2	21.8
Current assets	311.8	275.6

Property, plant and equipment, net	388.0	416.8
Goodwill	469.3	601.6
Intangibles and loan acquisition costs, net	166.0	184.9
Other	17.5	20.0

Total assets	$1,352.6	$1,498.9

Liabilities and equity:
Accounts payable and accrued liabilities	$78.0	$82.6
Current portion of debt	10.9	3.8
Other	—	6.9
Current liabilities	$88.9	$93.3

Debt, less current portion	792.6	796.2
Other	186.8	213.6

Total shareholders’ equity	284.3	395.8

Total liabilities and equity	$1,352.6	$1,498.9

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited, in millions)

	Twelve Months Ended
	January 2, 2010	January 3, 2009
Operating activities:
Net income	$(117.3)	$(15.2)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	54.0	57.6
Deferred income taxes	(10.4)	(3.6)
Business restructuring	21.3	59.9
Goodwill impairment	131.5	—
Other adjustments impacting net cash provided by operating activities	1.9	(2.7)
Changes in operating assets and liabilities	(27.8)	(1.3)
Net cash provided by operating activities	53.2	94.7
Investing activities:
Purchases of property, plant and equipment	(16.3)	(48.0)
Acquisition of business, net of cash acquired	(3.6)	(85.8)
Proceeds from sale of synthetic paper business	—	4.0
Net cash used in investing activities	(19.9)	(129.8)
Financing activities:
Principal payments on debt and capital lease	(7.0)	(20.7)
Proceeds from revolving credit facility	—	46.0
Payments on revolving credit facility	—	(46.0)
Proceeds from stock option exercises	0.2	1.5
Proceeds from issuance of common stock, net of underwriting fees and other offering related costs	—	84.9
Net cash provided by (used in) financing activities	(6.8)	65.7
Effect of exchange rate changes on cash and cash equivalents	5.5	(2.5)
Net increase in cash and cash equivalents	32.0	28.1
Cash and cash equivalents at beginning of period	83.0	54.9
Cash and cash equivalents at end of the period	$115.0	$83.0

Polypore International, Inc.
Supplemental Information
Reconciliation of Adjusted EBITDA
(unaudited, in millions)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
Net loss	$(131.0)	$(44.4)	$(117.3)	$(15.2)
Add:
Depreciation and amortization expense	12.8	13.4	51.4	55.1
Interest expense, net	14.1	14.1	57.1	60.7
Income taxes	(1.1)	(3.1)	3.5	6.8
EBITDA	(105.2)	(20.0)	(5.3)	107.4
Foreign currency loss	(1.0)	(0.9)	(0.7)	(1.6)
Loss on disposal of property, plant and equipment	0.2	0.8	0.3	1.7
Stock compensation	0.7	0.5	2.3	1.3
Business restructuring	20.6	59.9	21.3	59.9
Goodwill impairment	131.5	—	131.5	—
Income from discontinued operations, net of income taxes	—	—	—	(2.4)
Pro forma adjustment for Microporous and Yuri-Wide acquisitions*	—	—	—	0.4
Costs related to the strike at Owensboro, KY facility	—	0.8	—	6.7
Costs related to the FTC litigation	0.2	0.8	3.7	1.2
Other non-cash or non-recurring items	(0.3)	—	(0.2)	1.1
Adjusted EBITDA	$46.7	$41.9	$152.9	$175.7

* The twelve months ended January 3, 2009 include pro forma adjustments for the Microporous Holding Corporation and Yuri-Wide

Corporation acquisitions.

Polypore International, Inc.
Supplemental Information
Reconciliation of Adjusted Net Income and Adjusted EPS
(unaudited)
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
Loss from continuing operations	$(131.0)	$(44.4)	$(117.3)	$(17.6)
Add:
Inventory purchase accounting adjustment	—	—	—	0.7
Business restructuring	20.6	59.9	21.3	59.9
Goodwill impairment	131.5	—	131.5	—
Costs related to the FTC litigation	0.2	0.8	3.7	1.2
Costs related to the strike at Owensboro, KY facility	—	0.8	—	6.7
Impact of above items on provision for income taxes	(5.1)	(7.2)	(6.5)	(9.8)
Non-cash tax impact of repatriating funds for acquisition	—	—	—	0.2
Adjusted net income	$16.2	$9.9	$32.7	$41.3

Loss from continuing operations per share — basic and diluted	$(2.95)	$(1.00)	$(2.64)	$(0.41)
Impact of adjustments on income from continuing operations per share	3.31	1.22	3.36	1.37
Adjusted earnings per share	$0.36	$0.22	$0.72	$0.96

Weighted average shares outstanding — diluted *	45,393,742	44,532,675	45,178,443	43,106,058

* Includes 991,673 and 792,891 dilutive shares for Adjusted Earnings Per Share for the three months and year ended January 2, 2010, respectively and 159,490 and 328,527 dilutive shares for Adjusted Earnings Per Share for the three months and year ended January 3, 2009, respectively. Dilutive shares on Net Income would have an antidilutive impact and therefore are not shown on the Consolidated Statement of Operations.

Polypore International, Inc.
Supplemental Information
Reconciliation of Adjusted Operating Income
(unaudited)
(in millions)

	Three Months Ended		Twelve Months Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
Operating income (loss)	$(120.1)	$(34.6)	$(57.4)	$47.5
Add:
Inventory purchase accounting adjustment	—	—	—	0.7
Business restructuring	20.6	59.9	21.3	59.9
Goodwill impairment	131.5	—	131.5	—
Costs related to the FTC litigation	0.2	0.8	3.7	1.2
Costs related to the strike at Owensboro, KY facility	—	0.8	—	6.7
Adjusted operating income	$32.2	$26.9	$99.1	$116.0

Polypore International, Inc.
Supplemental Information
Reconciliation of Segment Operating Income to Income from Continuing Operations Before Income Taxes
(unaudited, in millions)

	Three Months Ended		Twelve Months Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
Operating income:
Energy Storage	$26.1	$20.1	$70.2	$89.7
Separations Media	6.7	7.0	31.1	27.3
Corporate	(0.6)	(0.2)	(2.2)	(1.0)
Total segment operating income	32.2	26.9	99.1	116.0
Inventory purchase accounting adjustment	—	—	—	0.7
Business restructuring	20.6	59.9	21.3	59.9
Goodwill impairment	131.5	—	131.5	—
Costs related to the FTC litigation	0.2	0.8	3.7	1.2
Costs related to the strike at Owensboro, KY facility	—	0.8	—	6.7
Total operating income (loss)	(120.1)	(34.6)	(57.4)	47.5
Reconciling items:
Interest expense	14.1	14.1	57.1	60.7
Foreign currency and other	(2.1)	(1.2)	(0.7)	(2.4)
Loss from continuing operations before income taxes	$(132.1)	$(47.5)	$(113.8)	$(10.8)